------------------------------------------
                                     401(k) Plan for Employees
                                     of New England Business
                                     Service, Inc.


                                     Financial Statements for the
                                     Years Ended June 28, 1997 and
                                     June 29, 1996, and Supplemental Schedules as of and for the Year Ended June 28, 1997 and Independent Auditors' Report

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

TABLE OF CONTENTS
-------------------------------------------------------------------------------
                                                                           Page

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS AS OF JUNE 28, 1997 AND JUNE 29, 1996 AND FOR
  THE YEARS THEN ENDED:

  Statements of Net Assets Available for Benefits	                            2

  Statements of Changes in Net Assets Available for Benefits                 3

  Notes to Financial Statements                                            4-8

SUPPLEMENTAL SCHEDULES AS OF JUNE 28, 1997 AND FOR THE YEAR THEN ENDED:

  Item 27a - Schedule of Assets Held for Investment Purposes                 9

  Item 27d - Schedule of Reportable Transactions                            10



Schedules required under the Employee Retirement Income Security Act of 1974, other than the schedules listed above, are omitted because of the absence of the conditions under which the schedules are required.

INDEPENDENT AUDITORS' REPORT

401(k) Plan for Employees of
  New England Business Service,  Inc.


We have audited the accompanying statements of net assets available for benefits of the 401(k) Plan for the Employees of New England Business Service, Inc. (the "Plan") (formerly Deferred Profit-Sharing and Employee Stock Ownership Plan) as of June 28, 1997, and June 29, 1996, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at June 28, 1997 and June 29, 1996, and the changes in its net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules, listed in the Table of Contents, are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic 1997 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.



/S/Deloitte & Touche LLP,
------------------------------
November 26, 1997

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
JUNE 28, 1997 AND JUNE 29, 1996
---------------------------------------------------------------------------------------------------

                                                                            1997           1996

ASSETS:

  Investments, at fair value:
    Norwest Stable Return GIC Fund (common/collective Trust)           $  5,304,654   $  4,797,148
    New England Business Service, Inc. common stock
      (180,543 shares in 1997 and 423,213 shares in 1996)                 4,750,191      8,252,652
    Equity income mutual funds                                           12,996,220      9,694,290
    Bond mutual fund                                                      1,111,058      1,009,913
    Norwest money market fund                                             1,973,023         11,263
    Loans to participants                                                   664,284        528,881
                                                                       ------------    -----------
            Total investments                                            26,799,430     24,294,147

  Cash                                                                    5,811,095         41,716
  Receivables - accrued income                                                  950            208
                                                                       ------------    -----------

NET ASSETS AVAILABLE FOR BENEFITS                                     $  32,611,475   $ 24,336,071
                                                                      =============   ============


See notes to financial statements.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.


STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED JUNE 28, 1997 AND JUNE 29, 1996
----------------------------------------------------------------------------------------------------

                                                                            1997           1996

ADDITIONS:
  Employee contributions                                               $  2,886,980   $  3,003,685
  Rollover contributions                                                    210,260        185,889
  Employer contributions                                                  1,065,005      1,128,779
  Net appreciation in fair value of investments                           5,683,030      1,115,488
  Interest and dividend income                                              691,990        556,596
                                                                       ------------   ------------

            Total additions                                              10,537,265      5,990,437
                                                                       ------------   ------------

DEDUCTIONS:
  Distributions to participants                                           2,237,320      2,228,608
  Administrative fees                                                        24,541         27,248
                                                                       ------------   ------------

            Total deductions                                              2,261,861      2,255,856
                                                                       ------------   ------------

NET INCREASE                                                              8,275,404      3,734,581

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                      24,336,071     20,601,490
                                                                       ------------   ------------

  End of year                                                          $ 32,611,475   $ 24,336,071
                                                                       ============   ============

See notes to financial statements.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.  DESCRIPTION OF THE PLAN

The following brief description of the 401(k) Plan for Employees of New England Business Service, Inc. (the "Plan") (formerly the Deferred Profit-Sharing and Employee Stock Ownership Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General Information - On October 26, 1984, New England Business Service, Inc. ("NEBS" or the "Company") adopted a deferred profit-sharing and stock ownership plan. The Plan became effective as of June 30, 1984. On July 1, 1993, the Plan was amended to incorporate provisions of Section 401(k) of the Internal Revenue Code. The Plan is designed to allow eligible employees to accumulate savings for retirement in the Plan without paying income taxes until the savings are actually received. Employees may elect to defer receipt of a portion of their eligible pay by having such amounts paid into the Plan. If an employee chooses to defer payment of this eligible pay, the Company will make an additional contribution to the Plan on the employee's behalf. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Eligibility - To be eligible for participation in the Plan, an employee must complete one year of defined service (and, in the case of retail employees, also attain age 21) and elect participation in writing. Officers and directors of the Company who are full-time employees and meet the foregoing eligibility requirements are eligible for participation.

Administration of the Plan - The Plan is administered by the NEBS Retirement Committee (the "Plan Committee"), whose members are appointed by the Board of Directors of the Company. The Trustee of the Plan is Norwest Bank Minnesota, N.A. ("Norwest"). Certain administrative costs of the Plan have been assumed by the Company.

Company Contributions - When an employee makes a deferral, the Company will make a matching contribution of cash or shares of its common stock. The matching contribution is equal in value to one-half of the amount of the deferral but not to exceed 6% of the non-retail employee's eligible pay, and equal in value to 100% of the amount of the deferral but not to exceed 5% of the employee's eligible pay for retail employees.

Employee Contributions - Eligible employees must complete a notice of election to become participants and must elect to defer receipt of a portion (in multiples of 1%) of their eligible pay as defined by the Plan. The deferral may not exceed 15% of a participant's eligible pay. A participant may change the size of future deferrals by giving notice 30 days before the start of any fiscal quarter to the Plan Committee.

Loans to Participants - Eligible participants may apply for and obtain a loan in an amount as defined in the Plan (not less than $1,000 and not greater than $50,000 or 50% of their vested balance). Loans bear a market rate of interest equal to the prime lending rate plus 2 percentage points, as published in The Wall Street Journal. The loan must be for a nonrenewable term of no more than five years and repaid by regular payroll deductions. Payments of principal and interest are credited to the participant's account. Only one loan will be allowed to a participant at any given time. The loans are collateralized by 50% of the participant's vested account balance.

Investment of Contributions - Company matching contributions are invested in Company common stock. Employee contributions are invested at the direction of the employee in any combination of the following: (1) Company common stock;
(2) three mutual funds; (3) fixed income investments such as investment contracts providing a guaranteed interest rate; or (4) any other investments subsequently authorized by the Plan Committee. Dividends, interest and other distributions received in any fund with respect to any type of contribution are reinvested in the same fund. In the absence of directions by the employee concerning investment of employee contributions, they are invested in the fixed income fund.

Vesting - Participants are fully vested with respect to deferrals and Company contributions made pursuant to the Plan.

Withdrawals and Distributions - Contributions to the Plan from all sources, and earnings thereon, are generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments may be made in cash in a lump sum, in whole shares of Company common stock held in the employee's account in the Plan with the value of fractional shares paid in cash, or in installments for a period not exceeding the employee's life expectancy or the joint life expectancies of the employee and beneficiary, up to a maximum of fifteen years. The form of distribution is elected in writing by the employee.

Withdrawals prior to termination of employment are subject to certain limitations and restrictions.

Participants' Accounts - An account is set up in the name of each participant to record employee and Company matching contributions made on the participant's behalf and other transactions that occur in connection with the employee's participation in the Plan. Each fiscal quarter, participants receive a statement of account, listing contributions, number of shares of Company common stock in the account and the market value of the funds in the account.

Plan Amendment and Termination - The Company has the right to amend, suspend or terminate the Plan, but may not do so in a way which would divest a participant of accrued benefits. If the Plan is terminated, the Trustee will distribute the assets held in the Trust, after payment of expenses, in such a manner as the Plan Committee shall determine and as may be required by law.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting - The financial statements of the Plan are prepared on the accrual basis of accounting. Purchases and sales of securities are recorded on the trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

Investments - Investments are stated at fair value based on quoted market prices.

Distributions to Participants - Distributions to participants are recorded when paid.

Reclassifications - Certain amounts reported in the prior year have been reclassified to conform to current year presentation.

3.  INVESTMENTS

Investments that represent 5% or more of net assets available for benefits as of June 28, 1997 and June 29, 1996 are as follows:

                                                        1997          1996

Norwest Stable Return GIC Fund
       (common/collective Trust)                    $5,304,654    $4,797,148
Fidelity Balanced Fund                               5,246,614     4,088,728
Fidelity Contrafund                                  7,749,606     5,605,562
New England Business Service, Inc. common stock      4,750,191     8,252,652

The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $5,683,030 and $1,115,488, respectively, as follows:
                                                        1997          1996

At fair value based on quoted market prices:
  Norwest Stable Return GIC Fund                    $  316,224    $  292,981
  Fidelity Intermediate Bond Fund                        5,075       (23,844)
  Fidelity Balanced Fund                               760,087        54,460
  Fidelity Contrafund                                1,400,290       901,187
  New England Business Service, Inc. common stock    3,201,354      (109,296)
                                                    ----------    ----------

Total                                               $5,683,030    $1,115,488
                                                    ==========    ==========

The Plan's principal fund investments include the following:

Norwest Stable Return GIC Fund - A collective investment trust whose underlying investments include guaranteed investment contracts.

Fidelity Balanced Fund - Fund invests in foreign and domestic equity and fixed income securities.

Fidelity Contrafund - Fund invests in equity securities of U.S. and foreign issuers, including those in emerging markets.

4.  TAX STATUS OF THE PLAN

The Plan obtained its latest determination letter on February 12, 1996 in which the Internal Revenue Service stated that Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code (the "Code"). The plan administrator believes that the Plan is currently designed and being operated in compliance with applicable requirements of the Code. Accordingly, no provision for income taxes has been included in these financial statements.

5.  SUBSEQUENT EVENT

The Plan was amended effective July 1, 1997 to provide for Company contributions equal to 3% of eligible compensation, changes to Company matching contributions, expanded investment options and new vesting schedules for Company and Company matching contributions.

6. BY-FUND INFORMATION
Investment income, contributions, benefits paid and net appreciation (depreciation) for the years ended
June 28, 1997 and June 29,1996 are as follows:

                                                                              1997
                                  ------------------------------------------------------------------------------------------------
                                                                                                                       Net
                                     Interest                                                                     Appreciation
                                        and                                                       Distributions   in Fair Value
                                     Dividend      Contributions     Employee      Rollover             to             of
                                      Income        Employer       Contributions   Contributions   Participants    Investments

Norwest Stable Return Fund        $     -         $               $  614,472      $   70,570      $  342,861      $   316,224
Fidelity Intermediate Bond Fund       62,509                         192,739             224          23,330            5,075
Fidelity Balanced Fund               208,455                         688,915          62,091         260,798          760,087
Fidelity Contrafund                   58,113                       1,151,653          60,295         477,331        1,400,280
Stock Fund (a)                       362,813       1,065,005         239,201          17,080         693,716        3,201,134
Other Investments                        -                                                           439,284
                                  ----------      ----------      ----------      ----------      ----------      -----------
                                  $  691,990      $1,065,005      $2,886,980      $  210,260      $2,237,320      $ 5,683,030
                                  ==========      ==========      ==========      ==========      ==========      ===========


                                                                              1996
                                  ------------------------------------------------------------------------------------------------
                                                                                                                      Net
                                     Interest                                                                     Appreciation
                                        and                                                       Distributions   in Fair Value
                                     Dividend      Contributions     Employee      Rollover             to             of
                                      Income        Employer       Contributions   Contributions   Participants    Investments

Norwest Stable Return Fund        $     -         $               $  672,673      $   26,819      $  494,533      $   292,981
Fidelity Intermediate Bond Fund       55,267                         203,144          19,537          31,221          (23,844)
Fidelity Balanced Fund               172,188                         756,020          43,119         340,900           54,460
Fidelity Contrafund                   10,033                       1,062,636          92,075         320,261          901,187
Stock Fund (a)                       319,108       1,128,779         309,212           4,339         742,774         (109,296)
Other Investments                        -                                                           298,919
                                  ----------      ----------      ----------      ----------      ----------      -----------
                                  $  556,596      $1,128,779      $3,003,685      $  185,889      $2,228,608      $ 1,115,488
                                  ==========      ==========      ==========      ==========      ==========      ===========

/TABLE>

(a) Includes NEBS common stock, money market fund and interest receivable.





                                                               -8-


401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
JUNE 28, 1997
------------------------------------------------------------------------------------------------------------------
<CAPTION

                                              c) Description of Investment, Including
          b) Identity of Issue, Borrower,        Maturity Date, Interest Rate,                         e) Current
a)           Lessor, or Similar Party            Collateral and Par or Maturity Value       d) Cost        Value

*           Norwest Stable Return GIC Fund       Collective Trust
                                                    217,642 units                         $4,530,176    $5,304,654

            Fidelity Intermediate Bond Fund      Bond Mutual Fund
                                                    110,884 shares                         1,112,127     1,111,058

            Fidelity Balanced Fund               Equity Income Mutual Fund
                                                    337,402 shares                         4,402,333     5,246,614

            Fidelity Contrafund                  Equity Mutual Fund
                                                    168,068 shares                         6,035,436     7,749,606

*           Participant loans                    Maturity dates ranging from
                                                  1 - 5 years at varying interest rates
                                                  (prime plus 2%)                            664,284       664,284

*           New England Business Service, Inc.   Common stock
                                                    180,543 shares                         3,380,487     4,750,191

*           Norwest Short-Term
             Investment Fund                     Money market fund
                                                  1,973,023 shares                         1,973,023     1,973,023
                                                                                          ----------    ----------

         TOTAL                                                                          $ 22,097,866   $26,799,430
                                                                                        ============   ===========


* Represents party-in-interest to the Plan.

401(k) PLAN FOR EMPLOYEES OF
NEW ENGLAND BUSINESS SERVICE, INC.

ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS
YEAR ENDED JUNE 30, 1997
-----------------------------------------------------------------------------------------------------------------------------------

                  b) Description of Asset                                        f) Expense                 h) Current
                     (Including Interest                                            Incurred                   Value of    i) Net
a) Identity of       Rate and Maturity in   c) Purchase   d) Selling   e) Lease     With         g) Cost of    Asset on       Gain
   Party Involved    Case of a Loan)            Price         Price       Rental    Transaction     Asset      Transaction   (loss)
                                                                                                               Date

Single
   Transaction

                      NEBS Common Stock       $   -         $3,193,733   $  -      $   -          $2,322,751  $3,193,733   $870,982

                      NEBS Common Stock           -          2,579,074      -          -           1,872,446   2,579,074    706,628



Series of
   Transactions

Fidelity
Contrafund           Equity Income Fund       $1,922,105    $     -      $  -       $  -          $1,922,105  $1,922,105  $    -

                     NEBS Stock Fund              -          8,763,076      -          -           6,411,952   8,763,076  2,351,124

